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                                                                    EXHIBIT 99.1


Script for May 13, 2002 Conference Call
Fiscal 2002 Q3 results

RICK DUTKIEWICZ

         o Good afternoon. Some of the statements we make in this conference call are "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. In most cases, when we use words like "believe," "expect," "estimate," "anticipate," "project," or "plan" to describe something that has not yet occurred, we are making a forward-looking statement. Forward-looking statements we make are based on a number of assumptions by us about the future, usually based on current conditions or on the broader expectations of others. These assumptions may or may not prove to be correct and, as a result, our own forward-looking statements may also be inaccurate. On the other hand, based on what we know today and what we expect in the future, we believe that the forward-looking statements we make in this conference call are reasonable.

         o We cannot list here all of the risks and uncertainties that could cause our plans for the future to differ materially from our present expectations but we can identify many of them. For example, we may be affected by the overall market for various types of wireless communications products, the success of the specific products into which our products are integrated, governmental action relating to wireless communications, licensing and regulation and the timeliness and relative success of the resolution of pending and threatened litigation. It is also important to remember that forward-looking statements speak only as of the date when they are made and we do not promise that we will publicly update or revise those statements whenever conditions change or future events occur. Accordingly, we do not recommend that any person seeking to evaluate our company should place undue reliance on any forward-looking statement in this conference call. With that, I would like to introduce Chuck Bland...

CHUCK BLAND

         o Good afternoon and welcome to our conference call to discuss results for the third quarter of fiscal 2002. I'm Chuck Bland, CEO of Vari-L. Rick Dutkiewicz, our chief financial officer, is here with me and he will lead off with a recap of our financial results. Rick....

RICK DUTKIEWICZ

         Thank you, Chuck.



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         o    I'm going to step through the numbers fairly quickly today since
              I'm sure by now most of you have reviewed our news release.

         o As in the past several quarters, our sales results continued to reflect general sluggishness in the wireless telecommunications sector. By now this is starting to sound like a broken record for investors following the big wireless companies as well as component providers such as Vari-L. At the same time, however, I think we're pretty safe in believing that this market has to start turning in the not-to-distant future as the predicted growth of wireless communications over the next decade is fairly well assured.

         o Net sales in the third quarter were down about $400,000 from the second quarter at $5.6 million. Our gross profit, as always sensitive to fixed manufacturing costs in relation to variable production volumes, drifted back to the 37 percent range where we were in the first quarter, down four points from second quarter levels.

         o On the expense side we continued to maintain a tight reign. Routine operating expenses remained consistent with the second quarter, although we had a $222,000 expense related to accounting restatements and related legal matters. The majority of the expenses in this quarter related to independent counsel that advised the Special Litigation Committee we created in December. We anticipate receiving the final report of the Special Litigation Committee this quarter. As we told you on our last conference call, this category will vary from quarter to quarter depending on activity. Of course, we are looking eagerly forward to resolving our issues and eliminating this line item once and for all.

         o Net loss in the quarter was $1.2 million, or 17 cents per share. As you may have noticed in our news release, we presented "as adjusted" bottom line results that reflect certain charges and/or credits that are not indicative of normal operating expenses. We think this type of disclosure gives you and other investors a clearer picture of our actual results.

         o For the nine-month period net sales were $16.4 million versus $32.4 million for the same period last year - again, giving you a pretty good indication of what's going on throughout our industry. Gross profit through nine months was approximately 40 percent of revenue.

         o Total operating expenses through nine months were $9.1 million, again reflecting effective cost controls. Our year-to-date net loss was just shy of $3 million, or 40 cents per share.



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         o    At March 31 our working capital stood at $4.9 million, including cash and cash equivalents of $1.6 million. We're pleased to say that we generated $1.7 million in cash from operations during the first nine months of the fiscal year, largely due to a reduction in accounts receivable and a continued focus on reducing inventory levels and increasing turns.

         o As always, at the end of our presentation I'll be available to answer any questions you have on our financial performance, but in the meantime I'll turn it back over the Chuck Bland. Chuck.....

         CHUCK BLAND

         o    Thanks, Rick.

         o Over the past year or so we've been talking a lot about reducing our cost structure as a means of weathering the downturn in the wireless telecom industry. That is certainly a sound strategy in this environment, and we have made tremendous progress toward that end. At the same time, however, we have been working on a parallel strategy -- new product development -- that we think will prove to be much more important over the long run.

         o For many years Vari-L has been known as a company with some pretty impressive technology. Unfortunately, that technology has been limited to just a handful of product lines which, in turn, have limited the Company's ability to exploit excellent customer relationships and grow more aggressively. During the past six months we have set in motion plans to leverage our technology and customer relationships with a variety of new products that we think will find acceptance among existing and new customers who are seeking a second source and/or higher quality components.

         o In the third quarter we introduced two new product lines, made meaningful progress toward the introduction of a third later this year, and completed development of several prototype PLLs for two of our major wireless customers. These are important milestones for Vari-L in that they should reduce our reliance on a limited number of products while opening new revenue and profit opportunities that can lessen the impact of the wireless industry downturn. In other words, we are not waiting for an industry upturn to begin re-building our top line.

         o In February we introduced a wideband version of our flagship Voltage Controlled Oscillator product. The new product line, VCO790, is targeted at higher bandwidth applications in some important, emerging broadband systems. This really is a natural progression for us since for many years Vari-L has been a force in the narrowband VCO marketplace. Our new VCOs are cost competitive and offer very low phase



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              noise, something we are known for, and we think we'll be
              especially successful in the satellite, cable and military arenas. Right now our new VCOs are being tested and evaluated by more than 20 companies and we have received scale-up orders from a large telecom. We estimate the annual market for this new VCO line is approximately $40 to $50 million.

         o In March we introduced an advanced line of 3-dB Hybrid Couplers which, unlike the new VCOs, was a bit of a departure for us. Couplers are critical components that are used to build power amplifiers for wireless systems such as base stations. This product line is right in our sweet spot in terms of technology and engineering, and we are in discussions with a number of companies who are seeking a reliable second source. We currently have samples out to 12 potential customers - among them some of the largest telecoms and power amplifier companies in the business -- and we have received positive feedback as to product performance and pricing. We estimate the market for our new Coupler line is approximately $30 million.

         o We mentioned on our last conference call that we have high hopes for a new product line under development that is based on YIG technology and patents pending that we purchased in January of this year. We are making rapid progress. We have a working prototype and expect to provide evaluation units to potential customers in the second half of calendar 2002. These units will be YIG-based oscillators and synthesizers that support a host of emerging wideband and higher frequency applications. Like the aforementioned VCO790 line of wideband VCO's, our YIG line will be notable for its low phase noise and strong price performance characteristics. We estimate the market for our new YIG line is approximately $80 million.

         o As to precisely when we expect the wireless sector to begin showing improvement, we are really not comfortable making any predictions. The sense we are getting from the larger infrastructure suppliers is that the soonest we will see signs of a meaningful recovery is in the first half of calendar 2003. In the meantime, as I said earlier, we are not sitting around waiting on the recovery. Our engineering team has been working aggressively with two of our major wireless customers to develop PLLs, or phase locked loop synthesizers, that will replace our VCOs on a one-for-one basis. PLLs have traditionally been developed by our customers, and our VCOs were an integral part of those systems. These customers have chosen to outsource more of the design and manufacturing of the components, giving us the opportunity to provide a more "value added" solution. This is a significant revenue opportunity for us as PLLs typically sell for two to three times the price of a VCO. We have completed several of the designs and passed the initial testing. We have some scale-up orders in the system for this quarter. We are supporting this initiative through key additions to our engineering and sales teams.



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         o    Before I open the call to questions, let me again mention that our class action shareholder litigation is ongoing and we are still not at liberty to discuss details of the process. What I can say is that we remain committed to resolving these outstanding issues in the best interests of our current and former shareholders. Unfortunately, we are currently unable to predict when such resolution will occur.

         o    With that I will now open the call to questions. Operator...

         (Mr. Bland and Mr. Dutkiewicz then answered questions from participants in the call, including but not limited to the following:

         In response to a question concerning the significance of scale-up orders, particularly in the PLL line, Mr. Bland stated that the major Telecom's are outsourcing more of their design work as they re-evaluate their own operating costs infrastructure, but that the impact upon revenue is really hard to predict and that the Company would probably not see any meaningful revenue (in excess of a million dollars) until the latter part of this calendar year.

         In response to a question concerning the Company's military and aerospace business, Mr. Dutkiewicz and Mr. Bland confirmed that the Company remains committed to becoming a quality supplier to that segment of the electronic products industries and that it remains a fairly bright spot. Additionally, the Company would like to grow that segment over the next couple of quarters.

After there were no further questions, Mr. Bland closed the call as follows:)

         o I'd like to thank every one for attending today, and for the continued support of the shareholders. We realize that we have some credibility to re-build. We hope that we've demonstrated that over the last several quarters we continue to work for the maximization of shareholders' value; that may be a cliche but it is really meaningful here, and we've worked hard to make sure the employees understand it. The issue for us is that we cannot cost cut our way out of this problem. We need a certain size infrastructure to be a supplier to the major telecoms sector. Our solution to this problem is growth, tight control of our cost and growth. You'll see us focused on that for at least the next six to eight quarters as we roll out these new product lines and penetrate new markets. So, I thank everyone for coming today and appreciate you taking the time to be with us. Thank You.